Exhibit 10.20

November 23, 2020

Charlean Gmunder

4 Nicholas Ct.

Branchburg, NJ 08876

Dear Charlean,

Congratulations! We are delighted to offer you the opportunity to share in our vision of Better Living through Better Food. We are confident that your skills and experience will be an asset to our company, and are excited for you to become a part of our team.

This letter confirms our previous conversations regarding the employment opportunity available to you with Blue Apron, LLC (the “Company”), an affiliate of Blue Apron Holdings, Inc. (“Blue Apron” and, collectively with its affiliates, including the Company, the “Company Group”), and sets forth the terms and conditions of that employment.

The Company hereby offers you full-time employment as Chief Operating Officer of Blue Apron beginning on or about November 25, 2020 (“Commencement Date”) with an annual base salary of $450,000 at the Company's offices located in New York, New York (Liberty) with Responsibility for Operations in New Jersey, Texas and California. Following the first anniversary of the Commencement Date, at any time the Board of Directors of Blue Apron determines in its sole discretion to review executive compensation, Blue Apron will review your annual base salary based on your and the Company Group’s performance. Any future determinations regarding your compensation will be made in Blue Apron’s sole discretion. Your position is classified as exempt from the state and federal wage and hour laws, so you will not receive any overtime pay.

Equity

If you decide to join the Company, it will be recommended to Blue Apron’s Board of Directors that Blue Apron grant you an equity award of Restricted Stock Units (“RSUs”) of Blue Apron having a target value of $600,000 (the “New Hire Grant”) on Blue Apron’s next regular grant date occurring on or after the Commencement Date. Your New Hire Grant will vest over four years as follows: the first one-quarter (1/4) shall vest on the one-year anniversary of the date the New Hire Grant is made, and the balance shall vest quarterly over the following three (3) years in equal installments (on the applicable quarterly vesting date). The New Hire Grant will be subject to the terms and conditions of Blue Apron’s equity incentive plan, equity compensation program and the applicable award agreement, including vesting requirements. You will also be eligible to participate in any Company Group annual equity-based incentive plan applicable to similarly situated executive officers in amounts and on terms and conditions determined by Blue Apron’s Board of Directors in its sole discretion and in accordance with the various plan documents and awards agreements governing any such awards. Notwithstanding the forgoing, the above-referenced New Hire Grant shall be in lieu of any additional grants you may otherwise be eligible for in 2021.

Bonus

Beginning in fiscal year 2021, you will be eligible to receive a discretionary bonus on an annual basis with a target of 75% of your annual base salary, subject to both your and the Company Group’s performance. Your payment amount will be based on your performance against the goals you outline and align on with your manager and based on overall Company Group performance. Notwithstanding the foregoing, your bonus payment for the 2021 fiscal year shall be guaranteed at 100% of your target bonus amount (the “2021 Bonus”) and shall be paid on or before March 15, 2022. You must be employed by the Company on the date bonus payments are made to receive such bonus award. Notwithstanding the foregoing, if your employment is terminated by the Company or Blue Apron without Cause (as such term defined in the Blue Apron Holdings, Inc. Executive Severance Benefits Plan (the “Severance Plan”) then your 2021 Bonus will be paid to you on the same date as bonuses are paid to other senior executives. For the avoidance of doubt, you will not be eligible for a bonus for 2020.

Executive Severance Benefits Plan

If you decide to join the Company, it will also be recommended to Blue Apron’s Board of Directors that you be designated as a “Covered Employee” under Exhibit A of Blue Apron’s Executive Severance Benefits Plan and thus be eligible to receive the associated benefits thereunder. In addition to the foregoing, in the event that, following a Change in Control (as defined in the Severance Plan), Blue Apron or the Company (or any of their successors) terminates your employment without Cause or you resign for Good Reason (as defined in the Severance Plan) within twelve (12) months following such Change in Control you will be eligible to receive an additional cash severance amount equal to six (6) months of your base salary (“Additional Severance”).  The Additional Severance will be paid in regular installments on the same schedule as payroll payments are made, over the six (6)-month period commencing immediately after the due date for the last payment of the severance due to you under the Severance Plan, and otherwise in accordance with, and subject to, the terms and conditions of the Severance Plan.

Terms and Conditions

During the period of your employment, you shall (a) devote your entire working time for or at the direction of the Company Group, (b) use your best efforts to complete all assignments, and (c) adhere to the Company Group’s procedures and policies in place as of the Commencement Date and those that may be adopted in the future, from time-to-time and communicated to you in writing or orally. During your employment with the Company, you may not engage in any other paid activities without the prior written consent of an authorized officer of the Company or Blue Apron or any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company Group.

During your employment with the Company you will be entitled to participate in all of our then-current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs, when the Company establishes such plans. The Company reserves the right to change or rescind its benefit plans and programs and alter employee contribution levels in its discretion. The Company will reimburse you for reasonable and documented legal fees incurred by you in connection with the negotiation of this offer letter up to a maximum of five thousand dollars ($5,000.00). Such documentation shall be promptly, and in no event later than 5 business days after execution of this letter, submitted to Blue Apron’s General Counsel. In the event of a Change in Control (as defined in the Severance Plan), the Company or Blue Apron agrees to engage, at its expense, a nationally recognized accounting firm or law firm, selected in the Company’s or Blue Apron’s sole reasonable discretion, to evaluate and determine the calculations and determinations with respect to Section 280G and Section 4999 of the Code, including without limitation the valuation of the non-competition covenant as set forth in the Covenants Agreement. The Company and you shall each furnish such firm with such information and documents as the firm may reasonably request in order to make such determinations.

By executing this letter below, you agree that during the course of your employment and thereafter that you shall not use or disclose, in whole or in part, any of the Company Group’s, or any of its users’, vendors’, or affiliates’, trade secrets, confidential and proprietary information, customer lists and information, to any person, firm, corporation, or other entity for any reason or purpose whatsoever other than in the course of your employment with the Company or with the prior written permission of the Chief Executive Officer or General Counsel of Blue Apron. You also will be required to execute the annexed employee non-disclosure and invention assignment agreement (the “Covenants Agreement”), the terms of which are in addition to the terms of this offer letter.

This offer of employment with the Company is contingent upon our satisfactory completion of reference checks, drug testing and proof of your authorization to work in the United States. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee. Although we hope that your employment with us is mutually satisfactory, employment at the Company is “at will.” This means that, just as you may resign from the Company at any time for any reason or no reason, Blue Apron or the Company has the right to terminate this employment relationship at any time with or without cause or notice. Neither this letter nor any other communication, either written or oral, should be construed as a contract of employment, unless it is signed by both you and the Chief Executive Officer of Blue Apron, and such agreement is expressly acknowledged as an employment contract.

I hope that you elect to accept this offer of employment. Kindly sign your name at the end of this letter to signify your understanding and acceptance of these terms and that no one at the Company has made any other representation to you. The Company welcomes you as an employee and looks forward to a successful relationship in which you will find your work both challenging and rewarding. This offer must be accepted on or before November 25, 2020 and will be deemed to have been withdrawn if your executed acceptance of this offer, together with the signed Covenants Agreement, is not received by the undersigned on or before the above referenced date.

Sincerely,

/s/ Linda Kozlowski

Linda Kozlowski, CEO

Agreed and accepted as of the
date set forth below:

/s/ Charlean Gmunder
Charlean Gmunder

Date:	November 23, 2020